Exhibit 10.1 -- Oral Understanding with Boling Clinical Trials



              Oral Understanding with Boling Clinical Trials

Clinical Trials Assistance Corporation ("CTAC") 2078 Redwood Crest, Vista, California 92083-7340, on or about July 1, 2002 entered into an oral understanding with Boling Clinical Trials, 8283 Grove Avenue, Suite 203,
Rancho Cucamonga, California 91730.   This summarizes this oral
understanding:


a) CTAC and Boling Clinical Trials will work together to recruit patients for clinical studies conducted by Boling Clinical Trials.

b) CTAC bills Boling Clinical Trials 50 percent of the amount of its estimated invoice for recruitment services, and the balance is due 30 days after the completion of services for that particular invoice. This invoice includes any agreed upon hard cost, such as the purchase of mailing labels, printing costs, the cost of a mailing, or newspaper advertising. The final invoice will include actual costs plus a 20 percent mark-up.

c) Boling Clinical Trials is responsible to hire and pay for additional personnel. This would include the hiring of two additional technicians for screening patients, two clerical personnel and one registered nurse to help screen patients. They are also responsible for paying for an answering service, which screens initial enrollees and sets appointments.

d) Boling Clinical Trials and the Company agreed to work together to measure the financial costs of this developmental program to recruit patients for clinical studies. They agreed to evaluate recruitment for clinical trails per individual disease state. Initially, they are focusing on osteoporosis and rheumatoid arthritis patient recruitment. The measurements are based on the final costs of patients enrolled in the studies.

e) This oral understanding can be cancelled by either party, without notice or penalties to the party who cancels this agreement.




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